UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2021

comScore, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33520	54-1955550
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(Address of principal executive offices)

(703) 438-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SCOR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Series B Convertible Preferred Stock Purchase Agreements

On January 7, 2021, comScore, Inc. (the “Company”) entered into separate Series B Convertible Preferred Stock Purchase Agreements (individually, a “Purchase Agreement” and collectively, the “Purchase Agreements”) with each of Charter Communications Holding Company, LLC, a Delaware limited liability company (“Charter”), Qurate Retail, Inc., a Delaware corporation (“Qurate”), and Pine Investor, LLC, a Delaware limited liability company wholly owned by funds advised by Cerberus Capital Management, L.P. (“Pine” and together with Charter and Qurate, referred to herein collectively, as the “Purchasers” and individually, as a “Purchaser”), pursuant to which, among other things, at the closing of the transactions contemplated thereby (the “Closing”), and on the terms and subject to the conditions set forth therein, the Company will issue and sell (a) to Charter, 27,509,203 shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series B Preferred Stock”) in exchange for $68,000,000, (b) to Qurate, 27,509,203 shares of Series B Preferred Stock in exchange for $68,000,000 and (c) to Pine, 27,509,203 shares of Series B Preferred Stock in exchange for $68,000,000 (collectively, the “Aggregate Purchase Price”), which Aggregate Purchase Price is subject to further adjustment for dilution in accordance with the terms of the Purchase Agreements (collectively, the “Transactions”). The proceeds of the Transactions will be used to pay off certain outstanding indebtedness of the Company, including the outstanding indebtedness under the Company Notes (as defined below).

The board of directors of the Company (the “Board”) has (a) determined that it is in the best interests of the Company and its stockholders (the “Company Stockholders”) that the Company enter into the Purchase Agreements and the other Transaction Documents and consummate the Transactions and the other transactions contemplated thereby on the terms and subject to the conditions set forth therein, (b) approved and declared advisable the Purchase Agreements, the other Transaction Documents, the Transactions and the other transactions contemplated thereby on the terms and subject to the conditions set forth therein, (c) resolved to recommend that the Company Stockholders approve the Transactions and adopt the Certificate of Amendment (as defined below) and (d) directed that the Transactions and the Certificate of Amendment be submitted to the Company Stockholders for approval.

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreements.

Conditions to the Closing

The Closing is subject to various customary mutual closing conditions, including, among others, (a) approval of the Transactions by the affirmative vote of the majority of shares of common stock, par value $0.001 per share of the Company (“Common Stock”) present or represented by proxy at a special meeting of the Company Stockholders (the “Company Stockholders Meeting”) and entitled to vote on such matter and the adoption of the Certificate of Amendment by the affirmative vote of the majority of shares of Common Stock outstanding and entitled to vote on such matter (collectively, “Requisite Stockholder Approvals”), (b) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (c) the absence of legal restraints. The obligations of the Purchasers, on the one hand, and the Company, on the other hand, to consummate the Closing are further subject to the satisfaction by the Company and the other Purchasers, respectively, of additional conditions to Closing, including, among others, the accuracy of representations and warranties subject to negotiated qualifiers, the performance of covenants in all material respects, the delivery of customary closing deliverables, with respect to the Purchasers, the reservation and approval for listing on NASDAQ of the shares of Common Stock underlying the Series B Preferred Stock, the contemporaneous consummation of the transactions by each of the Purchasers, the entry into, or continued effectiveness of, certain commercial agreements, the delivery of payoff letters evidencing the payoff of certain outstanding indebtedness, the absence of a Company Material Adverse Effect, and with respect to the Company, the delivery of the Aggregate Purchase Price.

No Solicitation

From and after the date of signing of the Purchase Agreements until the earlier to occur of the termination of the Purchase Agreements pursuant to the terms thereof and the Closing, the Company and its Subsidiaries have agreed not to, and have agreed to cause their respective directors, officers and employees and instruct their other Representatives to not, directly or indirectly, subject to certain exceptions and as more specifically set forth in the Purchase Agreements (the “no solicitation obligations”): (a) solicit, initiate or propose the making, submission or announcement of, or knowingly encourage, induce, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (b) furnish to any person (other than the Purchasers (with respect to the Transactions) or their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (c) participate, continue or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (other than informing such persons of certain provisions in the Purchase Agreements that relate to the no solicitation obligations or contacting such person making any unsolicited Acquisition Proposal to clarify the terms and conditions thereof); (d) approve, endorse or recommend an Acquisition Proposal; or (e) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than an acceptable confidentiality agreement meeting certain requirements. The Company has further agreed to (i) cease, and cause to be terminated, any discussions or negotiations with any person and its Affiliates and their respective Representatives that would be prohibited by the no solicitation obligations and (ii) terminate all physical and electronic data room access previously granted to any such person, its Affiliates and their respective Representatives.

Notwithstanding this limitation, the Company may, under certain circumstances, participate or engage in discussions or negotiations with, furnish information or afford access to third parties with respect to an Acquisition Proposal that the Board (or committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and that failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

The Board may effect a Company Board Recommendation Change in response to (a) an Intervening Event or (b) a bona fide, unsolicited Acquisition Proposal that the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, in each case, if, after providing certain “match” rights with respect thereto, the Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law.

Termination Rights

The Purchase Agreements contain certain termination rights for the Company and each of the Purchasers, including, among other things: (a) by mutual written agreement of any Purchaser and the Company; (b) by any Purchaser or the Company in the event of a permanent legal restraint; (c) by any Purchaser or the Company if the Closing has not occurred by the Termination Date; (d) by any Purchaser or the Company if the Company fails to obtain the Requisite Stockholder Approvals at the Company Stockholder Meeting; (e) by a Purchaser, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the applicable Purchase Agreement, which breach or failure to perform would result in a failure of a closing condition, subject to cure rights; (f) by a Purchaser, if at any time the Board has effected a Company Board Recommendation Change; (g) by the Company if a Purchaser has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the applicable Purchase Agreement, which breach or failure to perform would result in a failure of a closing condition, subject to cure rights; and (h) by any Purchaser or the Company if any of the other Purchase Agreements are terminated, in each case, on the terms and suject to the conditions as more particularly set forth therein.

The Company will be required to pay each Purchaser a termination fee equal to $1,800,000 (for an aggregate of $5,400,000) if the Purchase Agreements are terminated: (a) as a result of the Closing not having occurred by July 1, 2021, failure to obtain Requisite Stockholder Approvals, or a Company material breach and, in each case, (i) the Company has received a proposal for an alternative transaction or such a proposal is made public and (ii) the Company within 12 months thereafter either enters into a definitive agreement for an alternative transaction (which is subsequently consummated) or consummates an acquisition transaction; or (b) as a result of a Company Board Recommendation Change. The Company will be required to reimburse each Purchaser for an amount not to exceed $500,000 for each Purchaser’s reasonable, documented out-of-pocket expenses if the Purchase Agreements are terminated as a result of failure to obtain the Requisite Stockholder Approvals.

Other Terms of the Purchase Agreements

The Purchase Agreements contain customary representations and warranties from the Purchasers and the Company, and each party has agreed to covenants, including, among others, covenants relating to (a) the conduct of the Company’s business during the interim period between the execution of the Purchase Agreements and the Closing; (b) the use of reasonable best efforts to complete the Transactions; (c) the preparation of the proxy statement and related Company Stockholders Meeting; (d) the specific obligation of Pine to obtain required equity financing;

(e) access rights; and (f) the composition of the Board immediately after the Closing. In addition, each of the Purchasers and the Company has agreed to mutually indemnify each other for certain losses, subject to negotiated limitations.

The foregoing summary of the Purchase Agreements and the transactions contemplated by the Purchase Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement with each of Charter, Qurate and Pine, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Form 8-K and incorporated herein by reference.

Stockholders Agreement

At the Closing, the Company and the Purchasers will enter into a Stockholders Agreement (the “SHA”), pursuant to which, among other things, immediately following the Closing, the Company is obligated to take all necessary action to ensure that the Board and certain committees thereof consist of the individuals set forth therein, including the applicable designees of each Purchaser, in each case, as more particularly set forth in the SHA. At the Closing, the Board will consist of 10 total directors: two designees of each Purchaser, the chief executive officer of the Company and three individuals who are currently directors of the Company.

Under the SHA, the Company is obligated take all necessary action (to the extent not prohibited by law) to cause the Board to nominate for election that number of individuals designated by a Purchaser that, if elected, would result in two designees of such Purchaser serving on the Board until the earlier of such time as such Purchaser (a) beneficially owns a number of shares of Series B Preferred Stock representing less than 50% of the number of shares of Series B Preferred Stock held by such Purchaser as of the Closing Date after giving effect to the Transactions (“Initial Preferred Stock Ownership”) as a result of such Purchaser’s Transfer (as defined in the SHA) of such shares to any of the other Purchasers or (b) beneficially owns Voting Stock (as defined in the SHA) representing less than 10% of the outstanding shares of Common Stock (on an as-converted basis), after which time such Purchaser’s designation rights will be reduced to one designee until such time as such Purchaser beneficially owns Voting Stock representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), after which time such Purchaser will no longer have any rights to designate a nominee to serve on the Board thereunder.

Pursuant to the SHA, if one of the Purchasers (the “Buying Stockholder”) acquires from one of the other Purchasers (the “Selling Stockholder”) a number of shares of Series B Preferred Stock equal to (a) at least 50% (but less than 100%) or (b) 100% of the shares that the Selling Stockholder owned immediately prior to the Closing in accordance with the terms of the SHA, the Selling Stockholder will be obligated to cause one (in the case of clause (a)) or two (in the case of clause (b)) of its designated directors to resign, and the Company will be obligated take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint one or two, respectively, additional person (s) designated by the Buying Stockholder to fill such vacancy or vacancies, as applicable. If a Buying Stockholder acquires a number of shares of Common Stock equal to 10% or more of the number of shares of outstanding Common Stock as of such time (determined on an as-converted basis) from a person (other than another Purchaser and its Permitted Transferees (as defined in the SHA)), the Company will be obligated to, among other things, take all necessary action (to the extent not prohibited by applicable law) to cause the Board to (x) increase the size of the Board as required to enable the Buying Stockholder to designate one additional person to the Board, and (y) appoint such additional person designated by the Buying Stockholder to fill such newly created vacancy, in each case, on the terms and subject to the conditions set forth in the SHA. In no event shall a single Purchaser be entitled to designate a number of directors to the Board that would constitute a majority of the Board.

Subject to compliance with applicable laws, stock exchange regulations and the Settlement, for so long as a Purchaser beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), the Company will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint (i) at least one of such Purchaser’s designees to serve on the compensation committee of the Board, (ii) at least one of such Purchaser’s designees to serve on the nominating and governance committee of the Board and (iii) at least one of such Purchaser’s designees to serve on the finance committee of the Board.

For so long as a Purchaser beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), such Purchaser will be entitled to appoint one observer on the Board or any committee thereof.

For so long as a Purchaser beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), such Purchaser will (a) covenant to the Company that it shall vote, or provide a written consent or proxy with respect to, its Voting Stock in favor of each Purchaser’s director designees and (b) vote, or provide a written consent or proxy with respect to, its Voting Stock in a neutral manner in the election of any directors nominated by the Board for election that are not designees of a Purchaser.

Pursuant to the SHA and subject to certain exceptions, each Purchaser will agree, for one year after the Closing Date, not to Transfer (as defined in the SHA) any shares of Series B Preferred Stock held by such Purchaser, including any shares of Common Stock issued or issuable upon conversion of such shares of Series B Preferred Stock. Thereafter, until the second anniversary of the Closing Date, and subject to customary exceptions, each Purchaser agrees not to Transfer or enter into a cash-settled hedge with respect to more than 50% of such Purchaser’s Initial Preferred Stock Ownership, including any shares of Common Stock issued or issuable upon conversion of such Series B Preferred Stock. Each Purchaser will agree that any permitted Transfers will not be to a competitor of the Company, an activist investor or certain other restricted persons.

Pursuant to the SHA, until such time as such Purchaser beneficially owns Voting Stock representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), each Purchaser will be subject to customary standstill restrictions in accordance with which each Purchaser and its respective Affiliates will agree not to, among other things, and subject to the exceptions set forth in the SHA, (a) for a period of twelve months following the Closing Date, acquire any equity securities of the Company from any other Purchaser or any of its Affiliates, (b) acquire any equity securities of the Company such that after such acquisition such Purchaser and its Affiliates would beneficially own 45% or more of the outstanding shares of Common Stock (on an as-converted basis), (c) publicly seek or encourage any offer or proposal for a merger or similar transaction involving the Company or (d) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (within the meaning of Rule 14a-1 under the Exchange Act) to vote any Voting Stock of the Company or its subsidiaries, or call or seek to call a meeting of the Company Stockholders or initiate any stockholder proposal for action by the Company Stockholders or seek the removal of any director from the Board.

Pursuant to the SHA, in the event a Purchaser contemplates Transferring any shares of Series B Preferred Stock or Common Stock to another Person, the other Purchasers will each have a right of first refusal to purchase any or all of their respective pro rata portions of such shares of Series B Preferred Stock or Common Stock, subject to exceptions set forth in the SHA. Additionally, in the event the Company contemplates the sale or other disposition of any patents, Charter will have a right of first offer and a right of first refusal to acquire such patents, on the terms and subject to exceptions as more particularly set forth in the SHA.

Pursuant to the SHA, on a single occasion after January 1, 2022, upon any Purchaser’s request, subject to the conditions set forth in the SHA, the Company will (a) take all actions reasonably necessary to pay a one-time dividend on the Series B Preferred Stock (the “Special Dividend”) equal to the highest dividend that the Board determines can be paid at that time (or a lesser amount as may be unanimously agreed upon by the Purchasers), subject to the additional conditions and limitations as more particularly set forth in the SHA and (b) declare and pay such Special Dividend, which, if debt financing is required, will be paid substantially contemporaneous with, or reasonably promptly after, the consummation of such debt financing.

Pursuant to the terms of the SHA, the prior written consent of each Purchaser is required for the Company to effect or validate certain enumerated actions in the SHA for so long as such Purchaser beneficially owns Voting Stock representing at least 10% of the outstanding shares of Common Stock (on an as-converted basis).

The SHA will terminate with respect to any particular Purchaser upon the mutual agreement in writing among the Company and such Purchaser. The SHA will terminate automatically as to any particular Purchaser and certain transferees at such time as such Purchaser no longer beneficially owns at least 5% of the outstanding shares of Common Stock (on an as-converted basis) at any time.

The foregoing summary of the SHA does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the substantially final form of SHA, which is attached to each of the Purchase Agreements and incorporated herein by reference.

Registration Rights Agreement

At the Closing, the Company will enter into a Registration Rights Agreement (the “RRA”) with the Purchasers (together with any other party that may become a party to the RRA, “Holders”). Pursuant to the RRA, among other things, and on the terms and subject to certain limitations set forth therein, the Company will be obligated to use its reasonable best efforts to prepare and file within 120 days after the Closing Date a registration statement registering shares of Series B Preferred Stock or Common Stock held by any Holder, including any shares of Common Stock acquired by any Holder pursuant to the conversion of the Series B Preferred Stock in accordance with the Certificate of Designations, and any other securities issued or issuable with respect to any such shares of Common Stock or Series B Preferred Stock by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise (the “Registrable Securities”).

In addition, pursuant to the RRA, Holders will have the right to require the Company, subject to certain limitations set forth therein, to effect a sale of any or all of their Registrable Securities by means of an underwritten offering or an underwritten block trade or bought deal. The Company is not obligated to effect any underwritten offering or underwritten block trade or bought deal (a) subject to certain exceptions, unless the dollar amount of the Registrable Securities of Holder(s) demanding such underwritten offering or underwritten block trade or bought deal to be included therein is anticipated to result in gross sale proceeds of at least $25 million, (b) if three underwritten offerings or underwritten block trades or bought deals have already been launched at the request of Holder(s) within a 365-day period or (c) during the Quarterly Blackout Period (as defined in the RRA).

The RRA also provides Holders with certain customary piggyback registration rights.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and the Company’s right to delay or withdraw a registration statement under certain circumstances.

The foregoing summary of the RRA does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the substantially final form of RRA, which is attached to each of the Purchase Agreements and incorporated herein by reference.

Certificate of Designations Designating the Series B Preferred Stock

At the Closing, the Company will file with the Secretary of State of the State of Delaware a Certificate of Designations of Series B Preferred Stock (the “Certificate of Designations”) designating the Series B Preferred Stock and establishing the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the shares of Series B Preferred Stock included in such series. The Certificate of Designations will become effective upon filing.

The Series B Preferred Stock will rank senior to the shares of the Common Stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and will rank junior to all secured and unsecured indebtedness. The Series B Preferred Stock has a liquidation preference equal to the initial purchase price, increased by accrued dividends per share. The holders of Series B Preferred Stock will be entitled to participate in all dividends declared on the Common Stock on an as-converted basis and will also be entitled to a cumulative dividend at the rate of 7.5% per annum, payable annually in arrears and subject to increase under certain specified circumstances (“Annual Dividends”), in each case, on the terms and subject to the conditions set forth in the Certificate of Designations. In addition, such holders are entitled to Special Dividends, on the terms and subject to the conditions more particularly set forth in the SHA.

Subject to certain anti-dilution adjustments and customary provisions related to partial dividend periods, the Series B Preferred Stock will be convertible at the option of the holders at any time into a number of shares of Common Stock equal to the Conversion Rate (as defined in the Certificate of Designations), which shall initially be 1:1; provided that each holder will receive cash in lieu of fractional shares (if any). At any time after the fifth anniversary of the Closing, the Company may elect to convert all of the outstanding shares of Series B Preferred Stock into shares of Common Stock if (a) the closing sale price of the Common Stock was greater than 140% of the conversion price as of such time, as may be adjusted pursuant to the Certificate of Designations, (i) for at least 20 trading days in any period of 30 consecutive trading days prior to the conversion date and (ii) on the last trading day of such 30-day period and (b) the pro rata share of an aggregate of $100,000,000 in Annual Dividends and/or Special Dividends has been paid with respect to each share of Series B Preferred Stock that was outstanding as of the Closing Date and remains outstanding.

If the Company undergoes certain change of control transactions, (a) each holder of outstanding shares of Series B Preferred Stock will have the option to require the Company to purchase any or all of its shares of Series B Preferred Stock at a purchase price per share of Series B Preferred Stock equal to the Liquidation Preference (as defined in the Certificate of Designations) of such share of Series B Preferred Stock as of the applicable date (“Change of Control Put”) and (b) to the extent the holder has not exercised the Change of Control Put, the Company will have the right to redeem, subject to the holder’s right to convert prior to such redemption, all of such holder’s shares of Series B Preferred Stock, or if a holder exercises the Change of Control Put in part, the remainder of such holder’s shares of Series B Preferred Stock, at a redemption price per share equal to the Liquidation Preference as of the date of redemption.

The holders of shares of Series B Preferred Stock will have one vote per share and be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of equity interest of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock; provided, among other things, that to the extent the Series B Preferred Stock held by any Purchaser and certain transferees would, in the aggregate, represent voting rights with respect to more than 16.66% of the Common Stock (including the Series B Preferred Stock on an as-converted basis) (the “Voting Threshold”), such Purchaser and transferees will not be permitted to exercise the voting rights with respect to any shares of Series B Preferred Stock held by them in excess of the Voting Threshold and the Company shall exercise the voting rights with respect to such shares of Series B Preferred Stock in excess of the Voting Threshold in a neutral manner.

The foregoing description of the Certificate of Designations does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the substantially final form of Certificate of Designations, which is attached to the Purchase Agreements and incorporated herein by reference.

Agreement with Starboard

On January 7, 2021, concurrently with the execution of the Purchase Agreements, the Company and certain funds affiliated with or managed by Starboard Value LP (collectively, the “Note Holders”) entered into an Agreement (the “Starboard Agreement”) providing for, among other things, a cash payment on the Closing Date of $204,000,000 plus the amount of any accrued and unpaid interest on the Company Notes (as defined below) as of to Closing (including any Company Notes (as defined below) converted by the Note Holders prior to Closing), which will satisfy the outstanding indebtedness under the senior secured convertible notes due January 16, 2022 issued by the Company to the Note Holders (the “Company Notes”). The Company will be permitted to pay the amount of any accrued and unpaid interest on the Company Notes in shares of Common Stock in accordance with the terms of the Company Notes.

Prior to the Closing Date, the Note Holders will be permitted to exercise their conversion rights under the Company Notes; provided that the Note Holders may not convert any of the outstanding and unpaid Conversion Amount (as defined in the Company Notes) into more than 3,150,000 shares of Common Stock (such shares to be received by the Note Holders in connection with the conversion, the “Conversion Shares”).

The Starboard Agreement includes, among other things, certain transfer restrictions applicable to the shares of Common Stock beneficially owned by the Note Holders as of the Closing Date, including any Conversion Shares (the “Closing Shares”), and a 12-month standstill applicable to the Note Holders. Each Note Holder further agrees to vote all shares of Common Stock beneficially owned by the Note Holder, if any (a) at the Company Stockholders meeting, in favor of the Transactions and (b) at the 2021 annual stockholders meeting and each other annual or special meeting of stockholders of the Company that occurs from the Closing Date until the end of the standstill period, (i) in favor of all directors nominated by the Board for election, (ii) in favor of the ratification of the appointment of the Company’s registered public accounting firm for the fiscal year ended December 31, 2021 (or 2022, as applicable), (iii) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (iv) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at the 2021 annual stockholders meeting; provided, however, that in the event Institutional Shareholder Services Inc. or Glass Lewis & Co., LLC recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal presented at such meeting (other than proposals relating to the election of directors), such Note Holder will be permitted to vote in accordance with the Institutional Shareholder Services Inc. or Glass Lewis & Co., LLC recommendation.

The foregoing summary of the Starboard Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Starboard Agreement, which is filed as Exhibit 10.4 to this Form 8-K and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The securities of the Company that will be issued as part of the Transactions will not initially be registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 3.03.	Material Modification to Rights of Security Holders.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

In connection with the Transactions contemplated under the Purchase Agreements, the Company has approved an award of $1,000,000 to Bill Livek, the Company’s Chief Executive Officer and Executive Vice Chairman, in recognition of Mr. Livek’s efforts to lead the Company to achieve successful completion of the Transactions, and in satisfaction of the Refinance Bonus commitment under that certain letter agreement between Mr. Livek and the Company, dated November 4, 2019 (the

“Letter Agreement”), which award is contingent upon the successful completion of the Transactions. Subject to equitable adjustment in a manner similar to that contemplated under the Purchase Agreements, this $1,000,000 Refinance Bonus shall be paid to Mr. Livek in the form of a restricted stock unit (“RSU”) award issued upon the Closing (or as soon thereafter as administratively practicable) under and subject to the Company’s 2018 Equity and Incentive Compensation Plan (the “Plan”) (including the adjustment provisions thereunder), with the number of shares of Common Stock subject to such RSU award being determined by dividing $1,000,000 by the “Share Price,” as such term is defined in the Purchase Agreement (the “Refinance RSU Award”). Mr. Livek’s Refinance RSU Award will become vested on December 31, 2021, subject to Mr. Livek’s continuous employment with the Company or one of its affiliates through such date; provided, that upon certain qualifying terminations of employment, Mr. Livek will become 100% vested in his Refinance RSU Award. Mr. Livek will be required to hold the net shares of Common Stock delivered to him under the Refinance RSU Award following vesting (the “Net Shares”) over the three-year period following the Closing, with one-third of such Net Shares being released from such hold on each anniversary of the Closing; provided that upon a qualifying termination of employment, all holding requirements will terminate, and provided further that the holding requirements shall not apply to certain transfers for estate-planning purposes allowed under the Plan. Notwithstanding the foregoing, in the event that Mr. Livek’s employment is terminated by the Company without “Cause” or by Mr. Livek for “Good Reason” (each term, as defined in the Letter Agreement) within the 90-day period preceding the Closing, Mr. Livek will remain eligible to receive the Refinance Bonus set forth in the Letter Agreement in lieu of the Refinance RSU Award.

The Company also approved the grant of certain compensatory awards, which will be subject to and effective upon the Closing, for the executive officers listed below (the “Executives”). These awards are expected to be granted in the form of RSUs under the Plan and are intended both to reward the Executives for their efforts in contributing to a successful completion of the Closing and to ensure the retention and continued focus of the Executives following the Closing. These awards have been approved for the Executives in the amounts listed below, with the number of RSUs for each Executive being determined by dividing the amounts below by the Share Price.

Name	Title	Amount ($)
Gregory Fink	Chief Financial Officer	$350,000
Christopher Wilson	Chief Commercial Officer	$350,000

The Executives’ RSUs will vest as to one-third on each of the first three anniversaries of the Closing, subject to the applicable Executive’s continued service through each vesting date, with accelerated vesting for certain qualifying terminations of employment.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws, Change in Fiscal Year.

To create the Series B Preferred Stock that will be issued as part of the Transactions under the Purchase Agreements and to have a sufficient number of authorized shares of Common Stock available into which such shares of Series B Preferred Stock may be converted, the Company will execute and file the Certificate of Designations and a Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”). The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

On January 7, 2021, the Company issued a press release announcing the execution of the Purchase Agreements. The press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, the Company’s expectations, plans and opinions regarding the Transactions; the Company’s commercial agreements; future data rights; development of an industry standard or currency; retirement of debt; improvements in liquidity and financial flexibility; shareholder approval; revenue growth; and post-transaction Board composition. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, changes in the investment or commercial agreement terms, failure to receive any required government authorizations, failure to obtain the Requisite Stockholder Approvals, failure to obtain required customer, vendor or debtholder consents, delays in closing the Transactions, changes in the Company’s business, external market conditions, the impact of the Covid-19 pandemic and related government mandates, and the Company’s ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to the Company’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that the Company makes from time to time with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website (www.sec.gov).

Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date such statements are made. The Company does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this report, or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find it

The Company intends to file a proxy statement (the “Proxy Statement”) with the SEC in connection with the solicitation of proxies by the Company in connection with the proposed Transactions. The Company also intends to file other relevant documents with the SEC regarding the proposed Transactions. The definitive Proxy Statement will be mailed to the Company’s shareholders when available. Before making any voting or investment decision with respect to the proposed Transactions, shareholders of the Company are urged to read the definitive Proxy Statement regarding the proposed Transactions (including any amendments or supplements thereto) and other relevant materials carefully and in their entirety when they become available because they will contain important information about the proposed Transactions.

The Proxy Statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained once such documents are filed with the SEC free of charge on the SEC’s website at www.sec.gov or free of charge from the Company at www.comscore.com or by directing a request to the Company’s Investor Relations team at press@comscore.com or by calling 646-746-0579.

Participants in the Solicitation

The Company and its executive officers and directors and certain other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the Transactions. Information regarding the Company’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on May 29, 2020, and in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 28, 2020. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials relating to the proposed Transactions to be filed with the SEC when they become available.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Series B Convertible Preferred Stock Purchase Agreement, dated as of January 7, 2021, by and between comScore, Inc. and Charter Communications Holding Company, LLC

10.2	Series B Convertible Preferred Stock Purchase Agreement, dated as of January 7, 2021, by and between comScore, Inc. and Qurate Retail, Inc.

Exhibit No.	Description

10.3	Series B Convertible Preferred Stock Purchase Agreement, dated as of January 7, 2021, by and between comScore, Inc. and Pine Investor, LLC

10.4	Agreement, dated as of January 7, 2021, by and among comScore, Inc. and certain funds affiliated with or managed by Starboard Value LP

99.1	Press Release, dated January 7, 2021

101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2021

COMSCORE, INC.

By:	/s/ Gregory A. Fink
Gregory A. Fink
Chief Financial Officer and Treasurer